Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

MARKFORGED HOLDING CORPORATION

Markforged Holding Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

Article IV of the Charter is hereby amended and restated in its entirety to read as follows:

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ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred million (200,000,000), of which (i) one hundred million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one hundred million (100,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the effectiveness of the filing of this Certificate of Amendment (the “2024 Split Effective Time”), every ten (10) shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2024 Split Effective Time shall automatically, and without any further action on the part of the stockholders, be reclassified as one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock (the “2024 Reverse Split”). If, as a result of the 2024 Reverse Split, any stockholder would receive a fraction of a share of Common Stock, the Board of Directors shall cause to be issued to such stockholder an additional fraction of a share of Common Stock that, together with the fraction resulting from the 2024 Reverse Split, would result in such stockholder having a whole share of Common Stock rather than the fraction otherwise resulting from the 2024 Reverse Split. As of the 2024 Split Effective Time, a certificate(s) representing shares of Common Stock prior to the 2024 Reverse Split shall be deemed to represent the number of post-2024 Reverse Split shares into which the pre-2024 Reverse Split shares were reclassified and combined, together with the additional fraction, if any, issued to result in each holder having a whole number of shares, until surrendered to the Corporation for transfer or exchange. The 2024 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or

Exhibit 3.1

acquire shares of Common Stock, as the case may be, after giving effect to the 2024 Reverse Split.

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.”

4. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on September 19, 2024.

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Exhibit 3.1

IN WITNESS WHEREOF, this Certificate of Amendment has been signed on behalf of the Corporation by its duly authorized officer effective this 17th day of September, 2024.

MARKFORGED HOLDING CORPORATION

By:	/s/Shai Terem
Name:	Shai Terem
Title:	President and Chief Executive Officer